EXHIBIT 99.4

BILL OF SALE

KNOW ALL MEN BY THEIR PRESENCE that this Bill of Sale, dated July 1, 2002,

WITNESS TO

That M.C.F.T.Y. NATIONAL, hereinafter called the Seller, for good and valuable consideration, hereby sell, assign and transfer to D.A.C.K. INTERNATIONAL, hereinafter called the Buyer, all certain personal property and goodwill which is hereinafter described.

Said personal property and goodwill which is hereby solely assigned and transferred is described as follows, to wit:

The said business now known as the Post Express located at 4894 Lone Mountain Road, Las Vegas, Nevada 89130, together with the trade name Post Express Lone Mountain, trade style and goodwill pertaining thereto;

Together with furniture, fixtures and equipment owned by the Seller, consisting of all the equipment, tools and inventory described in Exhibit "A," the Asset Purchase Agreement.

DONE and DATED this 1st day of July, 2002.
/S/DIANE J. HARRISON
Diane J. Harrison
President

EXHIBIT "A"
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT by and between M.C.F.T.Y. National, hereinafter referred to as the Seller, and D.A.C.K. International, hereinafter referred to as the Buyer, enter into this Agreement for the purchase of the assets of the business commonly known as the Post Express.

1. The purchase price of SIXTY EIGHT THOUSAND SIX HUNDRED NINETY-TWO DOLLARS and 52/100 ($68,692.52) shall be paid as follows:

a. A down payment of THIRTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS and NO/100 DOLLARS ($37,500.00) shall be paid upon execution of this signing of this Agreement. The down payment shall be converted from the no interest loan made to the company on April 1, 2002.

b. The balance of THIRTY-ONE THOUSAND ONE HUNDRED NINETY-TWO DOLLARS and 52/100 ($31,192.52) shall be paid in equal monthly installments of SEVEN HUNDRED THREE DOLLARS and 20/100 ($703.20) over fifty-six (56) months beginning on August 1, 2002 and continuing until March 1, 2007 and one final payment of SEVEN HUNDRED THREE DOLLARS and 25/100 ($703.25) on April 1, 2007.

c. Said payments include an interest rate of six percent (6%) interest.

2. There shall be no prepayment penalty to Buyer in the event of an early payoff of the loan balance.

3. Buyer agrees to make all payments in a timely manner and shall remit payments payable to the company, at the address of 4894 Lone Mountain Road, Las Vegas, Nevada 89130, or any future address so designated by the company.

4. In the event of a default, Buyer shall have until the last day of the same month of a default to cure said default. A default being defined as a failure to remit payment by the 5th day of the month said payment is due. Buyer further agrees that in the event default exceeds thirty-one days, Seller shall have right to repossession of the business to be known as Post Express Lone Mountain, formerly known as Post Express and Buyer waives any and all rights to its interest of any kind whatsoever in said business. Buyer further waives any and all legal rights to said repossession and the business may be kept open and maintained in the manner under which it is being sold.

5. Buyer agrees to maintain the premises in a good and clean manner and to maintain any and all equipment in good working order, normal wear and tear notwithstanding. Buyer further agrees to Seller holding a key to the premises until final payment is made.

6. Buyer agrees to assume the lease on one (1) copier, a Sharp SF-2035, serial number 3060334X, from McClain Copiers and the lease on the premises from Lone Mountain Center, LLC, and the quarterly lease on the Pitney Bowes meter and scale, meter number 5,109,107.

7. Seller has filed for trademarks on the stylized name Post Express and Post Express Flygirls with the U.S. Trademark and Patent Office, which, as of this date, is pending. Seller, however, hereby grants Buyer the right to use the words Post Express Lone Mountain as its commonly known name but not the stylized Post Express as shown in Figure 1.

[Figure 1. GRAPHIC OF STYLIZED POST EXPRESS LOGO HERE]

8. The laws of the State of Nevada shall govern. Any action necessary shall be according to said laws. Buyer agrees to pay any and all legal fees of the Seller in the event any legal action is necessary by the Seller to protect its interest.

9. Buyer agrees to allow M.C.F.T.Y. National to continue to use the address on Lone Mountain Road in Las Vegas, Nevada and the telephone number of 702-658-1847 for continuity of business until M.C.F.T.Y. National secures space for their new store and has a new telephone number in effect.

DONE and DATED this 1st day of July, 2002
Seller:	Buyer:
/s/ DIANE J. HARRISON	/s/ MARILEE ABBOTT
Diane J. Harrison	Marilee Abbott
President	President
M.C.F.T.Y. NATIONAL	D.A.C.K. INTERNATIONAL

ADDENDUM TO PURCHASE AGREEMENT

The following equipment shall be included in the purchase agreement dated the 1st day of July, 2002:
1. One (1) Brother IntelliFAX 780MC serial number M31084670
2. One (1) Toshiba TF511 Fax Machine serial number 92110083
3. One (1) HP Color Copier 210 serial number USA76A02CG
4. One (1) Sharp AR-161 Copier serial number 96531413
5. One POS with
a. One (1) Packard Bell CPU serial number P485004535+,
b. One (1) McGraw Edison Power Conditioner,
c. One (1) Compaq monitor serial number 452AC11AB294,
d. One (1) Star SP300 receipt printer,
e. One (1) Cash Drawer/Register serial number 1050182,
f. One (1) GSX Citizen printer, and
g. One (1) PARCOM Technologies Scale.
6. One (1) Ibico PL-260-IC laminator serial number 26019209
7. One (1) USI Inc. FX 1200 laminator, no serial number
8. One (1) Ibico KOMBO binding machine serial number 8B35275
9. One (1) Quantex computer with monitor and HP Deskjet 660c Color Printer
10. One (1) Royal 125NK Electric Cash Register serial number 40367420
11. Two (2) Key machines with all supplies
12. All Mailboxes and key replacements
13. All store inventory including greeting cards, office supplies, cabinets, racks and packing supplies

Seller agrees to leave the lease deposit of $2761.00 for buyer's use.

Buyer agrees to waive prepaid box fees and prepaid mail forwarding fees of approximately $2700.00 for the above deposit.

Buyer agrees to pay seller for any remaining postage in the meter and for any sheets of stamps and coils of stamps.
Seller:	Buyer:
/s/ DIANE J. HARRISON	/s/ MARILEE ABBOTT
Diane J. Harrison	Marilee Abbott
President	President
M.C.F.T.Y. NATIONAL	D.A.C.K. INTERNATIONAL